As filed with the Securities and Exchange Commission on April 12, 2011

Registration No. 333-166438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELLIE MAE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	94-3288780
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

(925) 227-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sigmund Anderman

Chief Executive Officer

Ellie Mae, Inc.

4155 Hopyard Road, Suite 200

Pleasanton, CA 94588

(925) 227-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Christopher L. Kaufman Robert W. Phillips Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Elisa Lee Vice President and General Counsel Ellie Mae, Inc. 4155 Hopyard Road, Suite 200 Pleasanton, California 94588 (925) 227-7000	Jeffrey D. Saper Steven V. Bernard Michael Nordtvedt Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	8,625,000	$11.00	$94,875,000	$7,152

(1)	Includes 1,125,000 shares of common stock that the underwriters have the option to purchase from selling stockholders to cover overallotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Previously paid.

EXPLANATORY NOTE

This Amendment No. 6 to Form S-1 Registration Statement (Registration No. 333-166438) of Ellie Mae, Inc. is being filed solely to include exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by Ellie Mae.

Item	Amount
SEC registration fee	$11,015
FINRA filing fee	9,988
Initial New York Stock Exchange listing fee	150,000
Legal fees and expenses	4,150,000
Accounting fees and expenses	1,600,000
IPO consultant fees	250,000
Printing and engraving expenses	289,000
Transfer Agent and Registrar fees	10,000
Blue Sky fees and expenses	25,000
Miscellaneous Fees and expenses	4,997

Total	$6,500,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of our officers and directors against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

During the last three years, we made sales of the following unregistered securities:

1.	On March 7, 2011, we issued and sold 25,000 shares of common stock to our chief executive officer at a purchase price of $3.66 per share upon his exercising a stock purchase right pursuant to that short-term purchase right agreement dated April 29, 2010.

2.	On March 1, 2011, we issued and sold 5,000 shares of common stock to our chief technology officer at a purchase price of $3.66 per share upon his exercising a stock purchase right pursuant to that short-term purchase right agreement dated April 29, 2010.

3.	On April 15, 2010, we issued and sold 25,000 shares of our common stock to a former employee at a purchase price of $3.75 per share and 15,000 shares of our common stock to our former chief operating officer at a purchase price of $3.66 per share upon the exercise of short term purchase rights.

4.	On December 11, 2009, we issued 33,136 shares of our common stock to Financial Technology Ventures II, L.P. and 196 shares of our common stock to Financial Technology Ventures II (Q), L.P. as partial consideration for our acquisition of Mavent Holdings Inc.

5.	On September 30, 2008, we issued a warrant to purchase up to 133,333 shares of our common stock at an exercise price of $5.94 per share to New Casa 188, LLC (currently known as SavingStreet, LLC). This warrant may only be exercised at any time after we have received an aggregate of $5.0 million pursuant to a strategic relationship agreement between us and New Casa 188, LLC and prior to the termination date of the warrant, which is December 31, 2012.

6.	Since December 31, 2007, we have granted stock options to purchase an aggregate of 3,405,257 shares of our common stock at exercise prices ranging from $1.38 to $13.83 per share to a total of 200 employees, consultants, officers and directors under our 1999 Plan and our 2009 Plan.

7.	Since December 31, 2007, we have issued and sold an aggregate of 302,632 shares of our common stock to employees, consultants and directors at prices ranging from $0.75 to $5.40 per share pursuant to exercises of stock options granted under our 1999 Plan and our 2009 Plan.

8.	Since December 31, 2007, we have issued and sold an aggregate of 123,631 shares of our common stock to five investors at a price of $3.00 per share and one investor at a price of $7.17 per share pursuant to exercises of warrants.

The sales of the above securities in items 1, 2, 3, 4, 5 and 8 were deemed to be exempt from registration under the Securities Act as sales to accredited investors in reliance upon Section 4(2) of the Securities Act. The sales of the above securities in items 6 and 7 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with Ellie Mae, to information about Ellie Mae.

Item 16.	Exhibits and Financial Statements

(a) Exhibits

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.

2.1*	Asset Purchase Agreement, by and among Ellie Mae, Inc., Stewart Lender Services, Inc. and Online Documents, Inc., dated as of September 30, 2008.

2.2*	Agreement and Plan of Merger, by and among Ellie Mae, Inc., Mavent Acquisition Corp., Mavent Holdings Inc. and the principal stockholders listed therein, dated as of November 25, 2009.

3.1(a)*	Amended and Restated Certificate of Incorporation of Ellie Mae, Inc., as currently in effect.

3.1(b)*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Ellie Mae, Inc., as currently in effect.

3.2(a)*	Form of Amended and Restated Certificate of Incorporation of Ellie Mae, Inc. (effecting a reverse stock split of Ellie Mae, Inc. common stock and preferred stock).

3.2(b)*	Form of Amended and Restated Certificate of Incorporation of Ellie Mae, Inc., to be in effect upon completion of the offering.

3.3*	Bylaws of Ellie Mae, Inc., as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Ellie Mae, Inc., to be in effect upon completion of the offering.

Exhibit No.	Description of Exhibit
4.1*	Form of Ellie Mae, Inc.’s Common Stock Certificate.
4.2*	Amended and Restated Investors’ Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated December 21, 2005.
4.3*	Amendment and Waiver to Amended and Restated Investor Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated March 31, 2010.
4.4*	Common Stock Purchase Warrant, issued to New Casa 188, LLC, dated September 30, 2008.
4.5*	Form of Warrants issued to existing stockholders in connection with the Company’s 2001 bridge financing.
4.6*	Amendment to Amended and Restated Investor Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated September 16, 2010.
4.7*	Amendment to Amended and Restated Investor Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated March 11, 2011.
5.1*	Opinion of Latham & Watkins LLP.
5.2	Opinion of Richards, Layton & Finger, P.A.
10.1*	Ellie Mae, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, including the form of stock option agreement.
10.2*	Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, including the form of stock option agreement.
10.3*	Form of Indemnification Agreement by and between Ellie Mae, Inc. and each of its directors and executive officers.
10.4*	Second Amended and Restated Employment Agreement of Sigmund Anderman, between Ellie Mae, Inc. and Sigmund Anderman, dated June 17, 2010.
10.5*	Offer Letter, between Ellie Mae, Inc. and Jonathan Corr, dated November 5, 2002.
10.6*	Offer Letter, between Ellie Mae, Inc. and Joseph Langner, dated December 11, 2002.
10.7*	Offer Letter, between Ellie Mae, Inc. and Edgar Luce, dated July 14, 2005.
10.8*	Amended and Restated Business Loan Agreement, by and between Comerica Bank and Ellie Mae, Inc., dated as of June 20, 2006.
10.9*	First Modification to Business Loan Agreement and Master Revolving Note and Waiver, by and between Ellie Mae, Inc. and Comerica Bank, dated as of May 15, 2008.
10.10*	Second Modification to Business Loan Agreement and Master Revolving Note, by and between Ellie Mae, Inc. and Comerica Bank, dated as of April 2, 2009.
10.11*	Sublease, by and between ADP Pleasanton National Service Center, Inc. and Ellie Mae, Inc., dated as of July 30, 2007.
10.12*	SAVVIS Master Services Agreement, by and between SAVVIS Communications Corporation and Ellie Mae, Inc., dated as of December 15, 2006.
10.13*	Option Acceleration Agreement, by and between Ellie Mae, Inc. and Sigmund Anderman, dated as of June 15, 2006.
10.14*	Form of Option Acceleration Agreements by and between Ellie Mae, Inc., and Jonathan Corr, Limin Hu, Joseph Langner and Edgar Luce.
10.15*	Form of Change of Control Severance Agreement by and between Ellie Mae, Inc. and each of its executive officers.
10.16*	Portal/LOS Link Agreement, by and between First American and Ellie Mae, Inc., dated as of January 1, 2007.

Exhibit No.	Description of Exhibit

10.17*	Amendment Number One to Portal Agreement, by and between First American and Ellie Mae, Inc., dated May 1, 2009.

10.18*	Addendum Number One to Portal Agreement, by and between First Advantage Credco and Ellie Mae, Inc., dated August 31, 2009.

10.19*	Amendment Number Two to Portal/LOS Link Agreement, by and between First American and Ellie Mae, Inc., dated May 28, 2010.

10.20*	Portal/LOS Link Agreement, by and between First American Title Insurance Company and Ellie Mae, Inc., dated as of June 1, 2010.

10.21*	Amended Strategic Relationship Agreement, by and between Ellie Mae, Inc. and SavingStreet, LLC, dated as of June 15, 2010.

10.22*	Amendment No. 1 to Amended Strategic Relationship Agreement, by and between Ellie Mae, Inc. and SavingStreet, LLC, effective as of July 1, 2010.

10.23*	Reseller Agreement, by and between CoreLogic Information Solutions, Inc. and Ellie Mae, Inc., dated as of December 20, 2010.

10.24*	Amendment to the Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, effective April 15, 2010.

10.25*	Amendment to the Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, effective September 16, 2010.

10.26*	Amendment Number Three to Portal/LOS Link Agreement, by and between CoreLogic Information Solutions, Inc. and Ellie Mae, Inc., dated as of January 25, 2011.

10.27*	Ellie Mae, Inc. 2011 Equity Incentive Award Plan.

10.28*	Ellie Mae, Inc. Employee Stock Purchase Plan.

21.1*	List of subsidiaries.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).

23.3*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.4*	Consent of Haskell & White LLP, independent auditor.

24.1*	Power of Attorney.

*	Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on April 12, 2011.

ELLIE MAE, INC.

By:	/s/ Sigmund Anderman
	Name:	Sigmund Anderman
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 12, 2011.

Signature	Title

/s/ Sigmund Anderman Sigmund Anderman	Chief Executive Officer and Director (principal executive officer)

* Edgar Luce	Chief Financial Officer (principal financial and accounting officer)

* Carl Buccellato	Director

* Craig Davis	Director

* A. Barr Dolan	Director

* Robert J. Levin	Director

* Bernard M. Notas	Director

* Frank Schultz	Director

* Alan Henricks	Director

*By	/s/ Sigmund Anderman
	Name:	Sigmund Anderman
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.

2.1*	Asset Purchase Agreement, by and among Ellie Mae, Inc., Stewart Lender Services, Inc. and Online Documents, Inc., dated as of September 30, 2008.

2.2*	Agreement and Plan of Merger, by and among Ellie Mae, Inc., Mavent Acquisition Corp., Mavent Holdings Inc. and the principal stockholders listed therein, dated as of November 25, 2009.

3.1(a)*	Amended and Restated Certificate of Incorporation of Ellie Mae, Inc., as currently in effect.

3.1(b)*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Ellie Mae, Inc., as currently in effect.

3.2(a)*	Form of Amended and Restated Certificate of Incorporation of Ellie Mae, Inc. (effecting a reverse stock split of Ellie Mae, Inc. common stock and preferred stock).

3.2(b)*	Form of Amended and Restated Certificate of Incorporation of Ellie Mae, Inc., to be in effect upon completion of the offering.

3.3*	Bylaws of Ellie Mae, Inc., as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Ellie Mae, Inc., to be in effect upon completion of the offering.

4.1*	Form of Ellie Mae, Inc.’s Common Stock Certificate.

4.2*	Amended and Restated Investors’ Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated December 21, 2005.

4.3*	Amendment and Waiver to Amended and Restated Investor Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated March 31, 2010.

4.4*	Common Stock Purchase Warrant, issued to New Casa 188, LLC, dated September 30, 2008.

4.5*	Form of Warrants issued to existing stockholders in connection with the Company’s 2001 bridge financing.

4.6*	Amendment to Amended and Restated Investor Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated September 16, 2010.

4.7*	Amendment to Amended and Restated Investor Rights Agreement, by and among Ellie Mae, Inc. and the investors listed therein, dated March 11, 2011.

5.1*	Opinion of Latham & Watkins LLP.

5.2	Opinion of Richards, Layton & Finger, P.A.

10.1*	Ellie Mae, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, including the form of stock option agreement.

10.2*	Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, including the form of stock option agreement.

10.3*	Form of Indemnification Agreement by and between Ellie Mae, Inc. and each of its directors and executive officers.

10.4*	Second Amended and Restated Employment Agreement of Sigmund Anderman, between Ellie Mae, Inc. and Sigmund Anderman, dated June 17, 2010.

10.5*	Offer Letter, between Ellie Mae, Inc. and Jonathan Corr, dated November 5, 2002.

10.6*	Offer Letter, between Ellie Mae, Inc. and Joseph Langner, dated December 11, 2002.

10.7*	Offer Letter, between Ellie Mae, Inc. and Edgar Luce, dated July 14, 2005.

10.8*	Amended and Restated Business Loan Agreement, by and between Comerica Bank and Ellie Mae, Inc., dated as of June 20, 2006.

10.9*	First Modification to Business Loan Agreement and Master Revolving Note and Waiver, by and between Ellie Mae, Inc. and Comerica Bank, dated as of May 15, 2008.

Exhibit No.	Description of Exhibit
10.10*	Second Modification to Business Loan Agreement and Master Revolving Note, by and between Ellie Mae, Inc. and Comerica Bank, dated as of April 2, 2009.

10.11*	Sublease, by and between ADP Pleasanton National Service Center, Inc. and Ellie Mae, Inc., dated as of July 30, 2007.

10.12*	SAVVIS Master Services Agreement, by and between SAVVIS Communications Corporation and Ellie Mae, Inc., dated as of December 15, 2006.

10.13*	Option Acceleration Agreement, by and between Ellie Mae, Inc. and Sigmund Anderman, dated as of June 15, 2006.

10.14*	Form of Option Acceleration Agreements by and between Ellie Mae, Inc., and Jonathan Corr, Limin Hu, Joseph Langner and Edgar Luce.

10.15*	Form of Change of Control Severance Agreement by and between Ellie Mae, Inc. and each of its executive officers.

10.16*	Portal/LOS Link Agreement, by and between First American and Ellie Mae, Inc., dated as of January 1, 2007.

10.17*	Amendment Number One to Portal Agreement, by and between First American and Ellie Mae, Inc., dated May 1, 2009.

10.18*	Addendum Number One to Portal Agreement, by and between First Advantage Credco and Ellie Mae, Inc., dated August 31, 2009.

10.19*	Amendment Number Two to Portal/LOS Link Agreement, by and between First American and Ellie Mae, Inc., dated May 28, 2010.

10.20*	Portal/LOS Link Agreement, by and between First American Title Insurance Company and Ellie Mae, Inc., dated as of June 1, 2010.

10.21*	Amended Strategic Relationship Agreement, by and between Ellie Mae, Inc. and SavingStreet, LLC, dated as of June 15, 2010.

10.22*	Amendment No. 1 to Amended Strategic Relationship Agreement, by and between Ellie Mae, Inc. and SavingStreet, LLC, effective as of July 1, 2010.

10.23*	Reseller Agreement, by and between CoreLogic Information Solutions, Inc. and Ellie Mae, Inc., dated as of December 20, 2010.

10.24*	Amendment to the Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, effective April 15, 2010.

10.25*	Amendment to the Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, effective September 16, 2010.

10.26*	Amendment Number Three to Portal/LOS Link Agreement, by and between CoreLogic Information Solutions, Inc. and Ellie Mae, Inc., dated as of January 25, 2011.

10.27*	Ellie Mae, Inc. 2011 Equity Incentive Award Plan.

10.28*	Ellie Mae, Inc. Employee Stock Purchase Plan.

21.1*	List of subsidiaries.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).

23.3*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.4*	Consent of Haskell & White LLP, independent auditor.

24.1*	Power of Attorney.

*	Previously filed.